Exhibit (i2)

Stradley Ronon Stevens & Young, LLP Suite 2600 2005 Market Street Philadelphia, PA 19103-7018 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

December 16, 2014

Board of Trustees of
  TIFF Investment Program
170 N. Radnor Chester Road
Suite 300
Radnor, PA 19087

Subject:	Post-Effective Amendment No. 45 to the Registration Statement on Form N-1A relating to TIFF Investment Program, a Delaware statutory trust
– Registration No. 033-73408; File No. 811-8234

Ladies and Gentlemen:

We have acted as counsel to TIFF Investment Program, a Delaware statutory trust (the “Trust”), including its two series, TIFF Multi-Asset Fund and TIFF Short-Term Fund (together, the “Series”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Post-Effective Amendment No. 45 (the “Amendment”) to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended, of the Trust.  Pursuant to Rule 414 under the 1933 Act, the Amendment is being filed in connection with the Trust’s adopting as its own the Registration Statement on Form N-1A of TIFF Investment Program, Inc., a Maryland corporation (the “Fund”).

We have reviewed the Trust’s Agreement and Declaration of Trust, By-Laws and resolutions adopted by the Trust’s Board of Trustees, the Agreement and Plan of Reorganization and Liquidation dated December 9, 2014, the form of which was approved by the Fund’s shareholders at a meeting held on December 9, 2014 (the “Agreement”), and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the Delaware Statutory Trust Act and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

Philadelphia, PA ● Malvern, PA ● New York, NY ● Harrisburg, PA ● Wilmington, DE ● Cherry Hill, NJ ● Washington, DC

A Pennsylvania Limited Liability Partnership

1.           The shares of the Series will be issued in accordance with the Trust’s Agreement and Declaration of Trust, Bylaws (each as amended to date), the Agreement and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares.

2.           The Series’ shares will be issued against payment therefor as described in the Series’ then-current Prospectus, Statement of Additional Information relating thereto, or the Agreement and that such payment will have been at least equal to the applicable offering price.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Agreement or the Amendment, the shares of beneficial interest, $0.001 par value per share, of the Series to be issued pursuant to the Amendment will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Amendment.

Very truly yours,

Stradley Ronon Stevens & Young, LLP

By:           /s/ Fabio Battaglia
Fabio Battaglia, Esq.